Exhibit 99.2

 Transcript: OCC –Q2 2023 Earnings Conference Call – 6/12/23 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Shelby, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter of fiscal year 2023 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

All right. Thank you, Shelby. Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2023 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2023, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During the second quarter of fiscal 2023, the OCC team continued to build on our positive momentum and successfully execute on our growth strategies. We are pleased to have achieved significant growth by all measures. Net sales, gross profit, gross profit margin as well as income from operations and earnings per share all saw increases compared to the same periods in the prior year, both for the second quarter and for the first half of 2023.

During the second quarter, net sales grew 14.1% and gross profit increased 34.8%. During the first half of fiscal 2023, net sales grew 19.8% and gross profit grew 46.5% and we achieved a gross profit margin of 35.1%.

As we have mentioned before, OCC benefits from our strong operating leverage, which provides opportunities for shareholder value creation.

Transcript: OCC –Q2 2023 Earnings Conference Call – 6/12/23 10:00 AM

Our sales order backlog and forward load continues to remain at higher than typical levels—approximately $8 million at the end of the second quarter of fiscal year 2023, compared to more than $12 million at the end of the fourth quarter of fiscal year 2022.

As you would expect, we are monitoring the evolving macroeconomic trends and potential risks that could impact our business. Certain of our markets are showing signs of softening. At the same time, we see positive indicators in certain of our other markets.

We will continue to monitor these macroeconomic trends and other indicators, and work to make appropriate business adjustments as necessary as 2023 continues to unfold.

The availability of skilled labor for our manufacturing facilities has improved. This is a trend that we began to see in the latter part of last year. In addition, we have benefited this year from new members joining our manufacturing team and completing their training.

Our supply chains have improved this fiscal year as well. We have also adjusted our raw material inventory levels in an effort to help accommodate unexpected fluctuations in materials availability. These efforts have helped, but not eliminated availability challenges of certain materials from time to time. Importantly, we have also been replenishing our finished goods inventory levels this year. This has enabled us to lower lead times and significantly increase our responsiveness to our customers for stocked products.

Looking ahead, we are continuing to execute our strategic initiatives to drive growth, work efficiently and safely, and drive enhanced shareholder value.

And with that, I will turn the call over to Tracy, who will review in additional detail, our second quarter of fiscal year 2023 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2023 increased 14.1% to $19.6 million compared to net sales of $17.2 million for the same period last year. Consolidated net sales for the first half of fiscal 2023 were $37.9 million, an increase of 19.8%, compared to net sales of $31.6 million for the same period last year.

During the second quarter and first half of fiscal 2023, we experienced an increase in net sales in our specialty markets compared to the same periods last year, but this increase was partially offset by decreases in our enterprise market.

We believe our net sales benefited from increased production throughput during the second quarter and first half of fiscal year 2023, compared to the same periods last year, as well as our higher than typical levels of sales order backlog and forward load. Additionally, improved product pricing, increased to cover certain inflationary costs, began to take effect for new orders received during the latter half of fiscal year 2022.

As Neil mentioned, our sales order backlog and forward load continues to remain at higher than typical levels—at approximately $8 million at the end of the second quarter of fiscal year 2023, compared to more than $12 million at the end of the fourth quarter of fiscal year 2022.

Turning to gross profit. Gross profit increased 34.8% to $6.8 million in the second quarter of fiscal 2023, compared to gross profit of $5 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.6% in the second quarter of fiscal 2023, compared to 29.3% in the second quarter of fiscal 2022.

Transcript: OCC –Q2 2023 Earnings Conference Call – 6/12/23 10:00 AM

Gross profit was $13.3 million in the first half of fiscal 2023, an increase of 46.5% compared to $9.1 million in the first half of fiscal 2022. Gross profit margin increased to 35.1% in the first half of fiscal 2023, compared to 28.7% in the first half of fiscal 2022.

The increased gross profit margin reflects our strong operating leverage; as higher net sales levels are achieved, fixed manufacturing costs are spread over higher sales. This operating leverage positively impacted our gross profit margin during both the second quarter and first half of fiscal year 2023, when compared to the same periods last year.

SG&A expenses increased to $5.7 million during the second quarter of fiscal 2023 compared to $5 million for the same period last year. SG&A expenses as a percentage of net sales were 28.9% in the second quarter of fiscal 2023 compared to 29.3% in the second quarter of fiscal 2022.

SG&A expenses increased 13.3% to $11.1 million during the first half of fiscal year 2023 from $9.8 million for the first half of fiscal year 2022. The increase in SG&A expenses during the second quarter and first half of fiscal year 2023, compared to the same periods last year, was primarily the result of increases in employee and contracted sales personnel-related costs. Included in employee and contracted sales personnel-related costs are employee incentives and commissions, which increased due to increased net sales and the improved financial results during the second quarter and first half of fiscal 2023.

OCC recorded net income of $2.4 million, or $0.31 per basic and diluted share, for the second quarter of fiscal 2023, compared to a net loss of $228,000, or $0.03 per basic and diluted share, for the second quarter of fiscal 2022.

OCC recorded net income of $3.2 million, or $0.41 per basic and diluted share, for the first half of fiscal year 2023, compared to a net loss of $1.2 million, or $0.16 per basic and diluted share, for the first half of fiscal year 2022.

In addition to improved sales and gross profit, the Company's results for the second quarter and first half of fiscal 2023 benefited from the gain on insurance proceeds received for damage to property and equipment totaling $1.7 million, which was recorded as other income, net on the Company's statement of operations during the second quarter and first half of fiscal year 2023.

During the second quarter of fiscal year 2023, OCC received insurance proceeds in connection with the office building and its content at our Asheville facilities that sustained water damage from the burst pipe at the end of December 2022. The office building damage is separate from our manufacturing building, which houses the Asheville manufacturing operations and certain offices at the same location. There was no significant impact to our operations as a result of this event.

Insurance proceeds received in excess of expenses incurred through April 30, 2023, a net total of $1.7 million is included in other income (expense), net as a gain on insurance proceeds received for damage to property and equipment on our condensed consolidated statement of operations. To the extent we incur expenses in future periods to restore, repair or replace damaged assets, we may recognize offsetting losses in those future periods. At this time, we do not expect future restoration and repair costs to exceed any insurance proceeds.

As of April 30, 2023, we had outstanding borrowings of $8 million on our Revolver and $5 million in available credit. We also had outstanding loan balances of $4.4 million under our real estate term loans.

Now with that, I'll turn the call back over to you, Neil.

Transcript: OCC –Q2 2023 Earnings Conference Call – 6/12/23 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have questions, we are happy to answer them. Shelby, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And it appears that we have no questions at this time. I will now turn the program back over to Neil Wilkin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Shelby. Aaron, are there any questions that have been submitted by individual investors in advance of today's call?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, Neil, I do have a few questions submitted in advance of the call by non-institutional shareholders. The first -- go ahead.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

I was going to say if you go ahead and read them, we will answer those questions as best we can.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Wonderful. As a provider of integrated fiber connectivity solutions, how would you characterize the competitive environment you find yourself in and how has that environment changed over the past few years?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, the fiber optic and also copper cabling and connectivity industry has always been competitive. And we do focus on adjusting to changes in our markets. We have been able to successfully compete with much larger competitors in our markets -- in the markets we target, and we believe that continues to be the case.

And so we haven't been seeing a change there. We have done this for years by offering top-tier fiber optic and copper cabling and connectivity solutions. This has enabled us to drive sales growth, and coupled with our strong operating leverage, enables us also to achieve strong margins.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Could you comment on demand from infrastructure end markets such as water treatment and wastewater plants as well as the energy sector?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

While we don't like to comment on specific markets we target for competitive reasons, but OCC is seeing additional infrastructure and market opportunities. Many of the infrastructure end markets are directly in our wheelhouse and OCC has solutions specifically designed to benefit our customers as well as installers and end users.

Transcript: OCC –Q2 2023 Earnings Conference Call – 6/12/23 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

On your website, you show that OCC will soon offer manufacturing and substantial industrial solutions. Could you clarify whether OCC currently provides its customers with such systems?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. I'm a little unclear as to whether or not the question is talking about different market segments or not, but, we do offer a wide range of specialty and harsh environment solutions, including for manufacturing, industrial and also substation applications.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Last question. Could you provide an update on the availability of skilled labor?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. So as I had mentioned earlier, the availability of skilled labor has improved for us. This is a trend we began to see in the latter part of last year. And we have benefited this year from the new members who have joined our team, particularly our manufacturing team, who have also completed their training.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. That was the last question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron. I would like to thank everyone for listening to our second quarter of fiscal year 2023 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Thank you.

Operator

That concludes today's teleconference. Thank you for your participation. You may now disconnect.